                               ECHO BAY MINES LTD.


                        NOTICE OF ANNUAL GENERAL MEETING
                                 OF SHAREHOLDERS
                                  MAY 17, 2000


NOTICE IS HEREBY GIVEN that the Annual General Meeting of the shareholders of Echo Bay Mines Ltd. will be held in the Carmichael/Jackson Room of the Toronto Hilton Hotel, 145 Richmond Street West, Toronto, Ontario on Wednesday, the 17th day of May 2000, at 9:30 in the morning, for the following purposes:

1. to receive and consider the annual report containing financial statements for the year ended December 31, 1999 together with the report of the auditors thereon;

2.   to elect directors;

3.   to appoint auditors; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 28, 2000 will be entitled to notice of the meeting.

DATED at Edmonton, Alberta, Canada this 3rd day of March 2000.


                                         By Order of the Board,
                                         Lois-Ann L. Brodrick
                                         Vice President and Secretary



NOTE: IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE
      ENCLOSED FORM OF PROXY AND RETURN IT TO THE SECRETARY OF THE CORPORATION IN THE ENVELOPE PROVIDED.

                           MANAGEMENT PROXY CIRCULAR


SOLICITATION OF PROXIES

     THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ECHO BAY MINES LTD. (THE "CORPORATION") OF PROXIES TO BE USED AT THE ANNUAL GENERAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE. This material was first sent to shareholders on or about March 28, 2000. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. D. F. King & Company, Inc. will solicit proxies from nominee accounts for a fee of U.S.$20,000 plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.

APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the enclosed form of proxy are officers of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY TO REPRESENT HIM AT THE MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to 5:00 o'clock in the afternoon local time on May 16, 2000 either at the principal office of the Corporation, 1210 Manulife Place, 10180-101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.

     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the principal office of the Corporation, 1210 Manulife Place, 10180-101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1 addressed to the Secretary of the Corporation, c/o Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman or Secretary of the Corporation on the day of the meeting, or any adjournment thereof.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     On March 3, 2000, there were outstanding 140,607,145 common shares of the Corporation, each of which carries the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of each matter being submitted to a vote of the shareholders at the meeting.

     Shareholders of record at the close of business on March 28, 2000 will be entitled to vote at the meeting except to the extent they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established ownership of the shares and, in either case, has asked, not later than May 8, 2000, to be included in the list of shareholders entitled to vote at the meeting.

     As of March 3, 2000, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the common shares.

VOTING OF PROXIES

     Common shares of the Corporation, represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy, will be voted on any ballot which may be called for in respect of matters referred to in the accompanying notice of meeting and, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF ANY MATTER FOR WHICH NO SPECIFICATION HAS BEEN MADE.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to matters identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

ELECTION OF DIRECTORS

     Under the articles of the Corporation, the Board of Directors may consist of a minimum of three and a maximum of 15 directors. At present, the Board consists of nine directors and the Board of Directors has fixed the number of directors at nine for the term of office commencing with this election. Management proposes to nominate and the persons named in the enclosed form of proxy intend to vote for the election of the nine persons named below, all of whom are already directors. Management does not contemplate that any of the nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting or until a successor is duly elected.

-----------------------------------------------------------------------------------------------------------------------------------
NAME AND MUNICIPALITY                  DIRECTOR   PRINCIPAL OCCUPATION AND BUSINESS           DIRECTORSHIPS OF OTHER
OF RESIDENCE                    AGE    SINCE      EXPERIENCE WITHIN THE LAST FIVE YEARS       PUBLIC CORPORATIONS
-----------------------------------------------------------------------------------------------------------------------------------
JOHN NORMAN ABELL (1)           68     1980       Corporate director                          Stelco Inc.; AT Plastics Inc.
Ramsbury, Wilts., England

LATHAM CAWTHRA BURNS (1)        69     1980       Corporate director since June 1995;
Toronto, Ontario                                  prior thereto Honorary Chairman,
                                                  Nesbitt Burns Inc. (investment dealers)

PIERRE CHOQUETTE (2)            57     1996       President and Chief Executive Officer,      Methanex Corporation;
Torrance, Ontario                                 Methanex Corporation (worldwide             Gennum Corporation;
                                                  production and marketing of methanol)       Telus Communications Inc.;
                                                                                              Stelco Inc.

JOHN GILRAY CHRISTY (2)         67     1980       Chairman, Chestnut Capital Corporation      The Philadelphia Contributionship;
Wyndmoor, Pennsylvania                            (holding company) and corporate director    The 1838 Bond Debenture Trading Fund
                                                                                              Limited

PETER CLARKE (1)                69     1993       Consultant - metals and mining industries
Nanoose Bay, British Columbia

ROBERT LEIGH LECLERC            55     1992       Chairman and Chief Executive Officer        Minefinders Corporation Ltd.
Highlands Ranch, Colorado                         of the Corporation since April 1997;
                                                  Chairman of the Corporation from
                                                  May 1996 to April 1997; prior thereto
                                                  Chairman and Chief Executive Officer of
                                                  and partner in Milner Fenerty (barristers
                                                  and solicitors)

JOHN FREDERICK McOUAT (1)       66     1989       Chairman, Watts, Griffis and McOuat         Cominco Ltd.; Euro Nevada Mining
Toronto, Ontario                                  Limited (consulting geologists and          Corporation Ltd.; Nevada Pacific
                                                  engineers) since January 1998; prior        Gold Ltd.
                                                  thereto President, Watts, Griffis and
                                                  McOuat Limited

MONICA ELIZABETH SLOAN (2)      45     1994       Management consultant since September       Ranger Oil Ltd.
Calgary, Alberta                                  1999; President, Kelman Technologies Inc.
                                                  from January 1998 to September 1999;
                                                  Management consultant from July 1997 to
                                                  December 1997; President, Telus Advanced
                                                  Communications from August 1995 to June
                                                  1997; prior thereto Assistant Vice President
                                                  Strategy Development, Telus Corporation

RICHARD GEOFFREY                69     1987       Corporate director                          Onex Corp.; Working Ventures
PENTLAND STYLES (2)                                                                            Canadian Fund Inc.; The Geon
Toronto, Ontario                                                                              Company

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     In 1999 the Board of Directors held six meetings. All directors, except Mr. Leclerc, received an annual retainer fee of U.S.$12,500 and U.S.$500 for attendance at each meeting of the Board of Directors and of each committee on which they served. Committee chairmen received an additional annual fee of U.S.$7,500. Mr. Leclerc receives meeting attendance fees but does not receive an annual retainer fee. The committee chairmen were: Audit - Mr. Burns, and Compensation - Mr. Christy.

     In 1994 the Corporation established a director equity plan which provides for the grant of options to permit eligible directors to acquire common shares of the Corporation. Eligible directors are neither officers nor employees of the Corporation and options may be granted according to a formula which calls for grants annually on the date of the Corporation's annual meeting of shareholders with the final grants made in 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the annual financial statements and the annual audit with the Corporation's independent auditors and also reviews quarterly financial information which is published and disseminated to shareholders. The Compensation Committee reviews the performance and recommends the compensation of corporate officers and makes grants under the employee share incentive plan. During 1999 the Audit Committee met four times and the Compensation Committee twice. Mr. Choquette attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Toronto Stock Exchange requires companies listed on that exchange to disclose their approach to corporate governance in their annual reports or information circulars and make the disclosure with reference to published guidelines (the "Guidelines"). The following discusses the Corporation's adherence to the Guidelines.

MANDATE OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing the business and affairs of the Corporation, participates in strategic planning and reviews and approves operating plans. The Board identifies the principal risks of the business and ensures they are effectively monitored and controlled. The Board is responsible for corporate governance generally and for specific tasks such as selecting a chief executive officer, assessing that individual's performance and replacing that individual if appropriate. It is also responsible for all key executive appointments and for setting equitable compensation for these and other executives.

     The Board ensures there is a sound basis for making key business decisions, facilitates realization of corporate goals and ensures compliance, to the greatest extent possible, with sound safety and environmental standards.

     In all instances the Board must ensure that the interests of shareholders, creditors, employees and the communities in which the Corporation operates are properly served. The Board must be able and willing to take action, separate from management, on issues which by law or practice require independent thought and action. In all of this the Board has a duty to be certain the Corporation acts in a lawful, ethical and responsible manner.

COMPOSITION OF THE BOARD

     The Guidelines require the Corporation to address the extent to which the Board has a majority of unrelated directors and the basis for reaching this conclusion. An "unrelated director" is defined as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation. Of the present nine directors, eight are unrelated. Each of them has business and other interests entirely unrelated to those of the Corporation other than interests arising from holding shares of the Corporation. The only related director is Mr. Leclerc, who is employed by the Corporation. Although Mr. McOuat is a principal in a firm which from time to time provides consulting services to the Corporation, the amount of business done for the Corporation does not represent a material percentage of that firm's gross annual revenue and Mr. McOuat is considered unrelated.

INDEPENDENT FUNCTIONING OF THE BOARD

     The positions of chairman and chief executive officer have been combined since April 1997. The Board believes the Corporation is well served and the independence of the Board from management is not compromised by the combined role. The Board has only nine members, one of which is the chairman, and at its meetings often considers matters with the chairman being the only member of management present. If required to deal effectively with a situation, the Board will excuse the chairman during discussions. The Corporation's by-laws provide that any two directors may call a meeting of the Board at any time for any purpose.

     The Board allows each director to seek the advice of independent experts, if deemed appropriate.

BOARD COMMITTEES

     The Board has an Audit and a Compensation Committee and their mandates are described at page 3 of this management proxy circular. All members of each committee are unrelated, outside directors. The Board believes the challenges facing the Corporation should receive the attention of the full Board and no other committees are required. Functioning as a full Board, rather than several committees, allows management to have the advantage of the collective wisdom of all members of the Board. As well, management is encouraged to consult Board members informally on matters not requiring a formal Board meeting and on which a specific Board member has expertise.

     Realizing the responsibility for selection of board nominees remains that of the Board, a nominating committee is considered unnecessary. The Board searches for and recruits new directors. From time to time the Board reviews its compliance with the Guidelines and other relevant corporate governance requirements and evaluates its own effectiveness.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD

     Prior Board approval is required for sales of securities of the Corporation, incurring debt except under approved credit arrangements with banks and financial institutions, and employment and compensation arrangements for officers of the Corporation. Board approval is also required for any material transaction and for capital expenditures in excess of U.S.$2,500,000.

SHAREHOLDER FEEDBACK

     Shareholders are encouraged to convey their concerns to management. They may do so by writing to the Corporation's Investor Relations Department.

THE BOARD'S EXPECTATIONS OF MANAGEMENT

     The Board expects management to conduct the business of the Corporation in keeping with the strategies and operating plans adopted by the Board. Management is also expected to assess the potential of properties to become profitable commercial producers of gold and other metals, and to develop plans, arrange financing and hire and train capable staff in order to bring these properties into production. At the same time, management is expected to effectively manage the mines that today provide essentially all of the Corporation's cash flow.

SECURITY OWNERSHIP

     The following table shows equity securities of the Corporation beneficially owned as of March 3, 2000 by all directors of the Corporation, the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.

-------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT AND NATURE OF          OPTIONS TO ACQUIRE COMMON SHARES
                                                  BENEFICIAL OWNERSHIP AS OF        OF THE CORPORATION EXERCISABLE
BENEFICIAL OWNER                                         MARCH 3, 2000              WITHIN 60 DAYS OF MARCH 3, 2000
-------------------------------------------------------------------------------------------------------------------
John N. Abell                                                 10,000                              19,725
Lois-Ann L. Brodrick                                               -                              19,634
Latham C. Burns                                                2,000                              19,725
Pierre Choquette                                               2,500                               4,875
John G. Christy                                               42,553                              19,725
Peter Clarke                                                  18,500                             168,895
Donald C. Ewigleben                                              400                             103,004
Robert L. Leclerc                                             10,000                             412,278
Jerry L. J. McCrank                                            5,000                              45,331
John F. McOuat                                                 2,791                              13,225
Monica E. Sloan                                                1,500                              18,100
R. Geoffrey P. Styles                                          2,000                              19,725
Tom S. Q. Yip                                                    300                              41,314
Directors and executive officers as a group                1,006,602(1)(2)(3)
-------------------------------------------------------------------------------------------------------------------

(1)  Represents 0.7 percent of the outstanding common shares of the Corporation.
(2) Includes 909,058 common shares which directors and officers have the right to acquire within 60 days of March 3, 2000.
(3) No individual director or officer owns common shares of the Corporation representing 1.0 percent or more of the number of outstanding shares.

LIABILITY INSURANCE

     The Corporation has purchased liability insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as directors or officers of the Corporation. The indemnification is extended to directors and officers provided they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was U.S.$113,500; the policy coverage is U.S.$35,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years or, where an individual was not an executive officer for the last three completed fiscal years, for those fiscal years in which the individual was an executive officer.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  LONG-TERM
                                                                        ANNUAL COMPENSATION      COMPENSATION
                                                                  ----------------------------------------------
                                                                                                     SHARE          ALL OTHER
                                                                       SALARY         BONUS          OPTION       COMPENSATION
  NAME/PRINCIPAL POSITION                                 YEAR         (U.S.$)       (U.S.$)       AWARDS (#)        (U.S.$)
-----------------------------------------------------------------------------------------------------------------------------------
  ROBERT L. LECLERC                                       1999        350,000              -        300,000        24,000(1)
  Chairman and Chief Executive Officer                    1998        363,462        318,202        160,110        28,601
                                                          1997        350,000        305,760        225,000        20,999
-----------------------------------------------------------------------------------------------------------------------------------
  DONALD C. EWIGLEBEN                                     1999        155,967              -         80,000         9,358(2)
  Vice President, Environmental and Public Affairs        1998        161,965        147,368         35,674         9,106
                                                          1997        155,988         77,984         48,708         7,799
-----------------------------------------------------------------------------------------------------------------------------------
  JERRY L. J. MCCRANK                                     1999        152,824              -         80,000         9,169(2)
  Vice President, Operations                              1998        112,192        152,603         41,171         6,732
-----------------------------------------------------------------------------------------------------------------------------------
  TOM S. Q. YIP                                           1999        141,991              -         80,000         7,808(2)
  Vice President, Finance and Chief Financial Officer     1998        111,635        125,164         24,588         6,698
                                                          1997        107,058        103,375         29,004         6,246
-----------------------------------------------------------------------------------------------------------------------------------
  LOIS-ANN L. BRODRICK                                    1999        135,706              -         80,000         8,142(2)
  Vice President and Secretary                            1998         95,040        125,164         20,933         5,702
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans ($21,000) and fees for attendance at meetings of the Board of Directors ($3,000).
(2) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.

EXECUTIVE CASH INCENTIVE PLAN

     The Corporation has an executive cash incentive plan (the "ECIP") under which certain officers are eligible to receive, in addition to their base salary, incentive compensation if certain performance objectives related to the Corporation's annual operating plan as well as certain performance standards considered applicable to the participant have been met. There were no payments made under the ECIPfor 1999.

SHARE OPTIONS

     The Corporation has adopted a share incentive plan which provides for the grant of options to purchase common shares to officers and employees. The number of common shares currently authorized under the plan is 13,000,000. The exercise price of all options granted to date has been 100 percent of the market value of the common shares on the date of each grant. Options may be granted for a term of not more than ten years and must be granted at no less than 100 percent of fair market value on the date of grant. The exercise price must be paid in full at the time of exercise of an option and may be paid either in cash or by the surrender or delivery to the Corporation of common shares.

     The Compensation Committee of the Board of Directors exercises its judgment as to eligibility for participation in the plan and the amount of any particular grant. It also determines the date on which each option shall become exercisable and may provide that options shall be exercisable in installments. The Committee may in its sole discretion accelerate the time at which any option may be exercised in whole or in part. Such discretion may be exercised in any circumstances deemed appropriate by the Committee including, but without limitation, the threat (actual or perceived) of a take-over bid for voting control of the Corporation.

     At March 3, 2000 options to purchase a total of 5,491,684 common shares were outstanding with an average exercise price per common share of Can.$8.83.

     The following table shows option grants in the last fiscal year to the Chief Executive Officer and the next four most highly compensated executive officers.

                        Option Grants in Last Fiscal Year

-------------------------------------------------------------------------------------------------------------
                                            INDIVIDUAL GRANTS                                GRANT DATE VALUE
-------------------------------------------------------------------------------------------------------------
                                      PERCENT OF TOTAL
                                       OPTIONS GRANTED     EXERCISE OR                          GRANT DATE
                          OPTIONS       TO EMPLOYEES       BASE PRICE                         PRESENT VALUE
NAME                    GRANTED (#)    IN FISCAL YEAR     (CAN.$/SH)(1)    EXPIRATION DATE      U.S.$(2)
-------------------------------------------------------------------------------------------------------------
Robert L. Leclerc         300,000           25.6              2.55           Nov. 1, 2009         322,761
-------------------------------------------------------------------------------------------------------------
Donald C. Ewigleben        80,000            6.8              2.55           Nov. 1, 2009          86,070
-------------------------------------------------------------------------------------------------------------
Jerry L. J. McCrank        80,000            6.8              2.55           Nov. 1, 2009          86,070
-------------------------------------------------------------------------------------------------------------
Tom S. Q. Yip              80,000            6.8              2.55           Nov. 1, 2009          86,070
-------------------------------------------------------------------------------------------------------------
Lois-Ann L. Brodrick       80,000            6.8              2.55           Nov. 1, 2009          86,070
-------------------------------------------------------------------------------------------------------------

(1) All grants under the share incentive plan were made for a ten year period at the closing price for the shares as published by The Toronto Stock Exchange on the date of grant. The Compensation Committee of the Board of Directors determines the date on which each option shall become exercisable and has decided that the options shall become exercisable as to 25 percent on the first anniversary of the date of grant and a further 25 percent on each of the second, third and fourth anniversaries of the date of grant.

(2) The Black-Scholes option valuation model has been used to estimate the fair value of options granted, assuming a weighted average option life of six years, a risk-free interest rate of 6.25 percent, a dividend yield of zero percent and a volatility factor of 60 percent. Values were calculated in Can.$ and converted to U.S.$ using the exchange rate on the date of grant (Can.$1.4683=U.S.$1.00).

     The following table shows aggregated option exercises in the last fiscal year and year-end option values for the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation.

                Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-end Option Values

--------------------------------------------------------------------------------------------------------------------
                                                                                           VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END (U.S.$)(1)
--------------------------------------------------------------------------------------------------------------------
                           SHARES         VALUE
                         ACQUIRED ON    REALIZED
NAME                    EXERCISE (#)     (U.S.$)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Robert L. Leclerc            -              -         412,278         488,832             -               -
--------------------------------------------------------------------------------------------------------------------
Donald C. Ewigleben          -              -         102,704         124,166             -               -
--------------------------------------------------------------------------------------------------------------------
Jerry L. J. McCrank          -              -          45,331         114,772             -               -
--------------------------------------------------------------------------------------------------------------------
Tom S. Q. Yip                -              -          41,314         106,563             -               -
--------------------------------------------------------------------------------------------------------------------
Lois-Ann L. Brodrick         -              -          19,634          99,499             -               -
--------------------------------------------------------------------------------------------------------------------

(1) At the end of the last completed fiscal year, no unexercised options were in the money.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Leclerc and the Corporation have entered into a contract which is for an indefinite term and provides for certain lump sum payments if the Corporation terminates Mr. Leclerc's employment on less than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. If a change of control of the Corporation is followed by a termination of Mr. Leclerc's employment under specified circumstances, Mr. Leclerc shall be paid a cash payment equal to three times the total of his annual base salary plus bonus under the executive cash incentive plan. The specified circumstances include (i) the Corporation's termination of Mr. Leclerc's employment within two years of a change of control or (ii) a voluntary resignation by Mr. Leclerc for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal: the assignment of lower level status or responsibility, a reduction in base salary, a requirement to relocate, or a change in employee participation in or benefits under the Corporation's benefit plans. Additionally, in the final 30 days of the one-year period referred to above, Mr. Leclerc may resign for any reason, or no reason at all, and be entitled forthwith to the cash payment calculated as specified above.

     Each of the other named executive officers has entered into an employment contract for an indefinite term. The contracts provide for certain lump sum payments if the Corporation terminates the individual's employment on less than one year's written notice or the individual is demoted and voluntarily resigns within 60 days thereof. In all other respects, the employment contracts are identical to Mr. Leclerc's contract.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established in 1983 and has always been comprised of outside directors. Among other activities, the Committee sets guidelines for executive compensation and recommends compensation for executive officers of the Corporation. The Committee makes the final determination of recipients of share options and the amount of the awards. For other significant components of executive compensation, the Committee recommends action to the full Board of Directors. In all cases the directors have acted upon Compensation Committee recommendations without modification in any material way.

     The following report is submitted by the undersigned directors in their capacity as the Compensation Committee of the Board. Neither this report nor the Performance Graph following it shall be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

COMPENSATION PHILOSOPHY

     The Corporation's policy on compensation attempts to show consistent application for all executive officers, with variations given to differences in the level of responsibility or the nature of the functions performed by particular individuals. The goals of the compensation program include creating a relationship between business objectives and performance which will encourage the creation of value for shareholders. No particular attempt is made to differentiate the chief executive officer for compensation purposes. The Committee views the chief executive officer as one member of the senior management team and applies compensation criteria evenly to the team members.

     The Committee recognizes that management of a precious metal producer must take the initiative in identifying and developing properties which will be of long-term benefit and create value for shareholders. At the same time, properties which are in production must be judiciously managed, with metal production carefully planned and delivered for sale at an efficient cost for each ounce produced. Management has limited control over the prices at which gold and silver are sold but does attempt to secure prices for future production using prudent hedging techniques.

     Regardless of the stage of property activity, management must also be mindful of the need to maintain a safe work environment. The failure to do better than standard in this area should result in a deduction from compensation otherwise payable. In addition, management must take steps to ensure the development of ore reserves and to plan for mining these reserves efficiently and with due regard for cost, safety and environmental concerns.

COMPENSATION COMPONENTS AND PERFORMANCE MEASURES

     In evaluating executive compensation for 1999, the Committee adopted a plan comprising a mix of base compensation (salary), cash bonus and share options. In the past the Committee reviewed competitor practices and used data obtained in respect of other North American precious metal producers to assist in setting compensation. For 1999, competitor practices were considered but the Committee recognized that senior management had been reduced significantly and roles and objectives changed.

     For the financial year ended December 31, 1999 the following summarizes executive compensation recommended by the Committee and approved by the Board of Directors.

     SALARY - For the salary component, the Committee decided there would be salary increases for three of the executive officers named in the Summary Compensation Table who were executive officers at the end of the previous financial year. The increases reflected significant additions to their areas of direct responsibility.

     BONUS - At the beginning of 1999, the Committee decided that executives could earn a bonus, in part based on performance measured against objective criteria and in part based on whether specific achievements had been made outside the ordinary course of business. As to the objective test, the target established by the Committee was that the net debt of the Corporation would, at year end, not exceed $70 million. While the short and long term liabilities at December 31, 1999 amounted to $53.3 million, the Committee also considered other facts, including the reality that no reserves were added in replacement of those consumed through mining.

     The Committee recognized that the five executive officers had met a difficult challenge in 1999, prudently managing the financial resources of the Corporation through a period of low gold prices and keeping net debt down. The Committee was pleased with management's performance on the financial and operating fronts but concurred in the judgment of the Chairman and Chief Executive Officer that the accomplishments were more in the nature of meeting ordinary course of business requirements. Accordingly, the Committee decided that no bonus would be paid to executives in 1999.

     SHARE OPTIONS - The share option component of executive compensation was set as a function of base salary and the price for the Corporation's common shares measured at 100 percent of market on the date of grant. Share option grants were generally made in accordance with this formula and for the reasons described above. The numbers of shares covered by option grants to the named executive officers are set out in the Summary Compensation Table and the Table of Option Grants shown at pages 5 and 6.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation for each of the Chief Executive Officer and the four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Corporation's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Committee should determine that it is appropriate to pay one or more executive officers in excess of the annual maximum deductible amount it will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

OTHER REMARKS

     In summary, the Committee believes it is important to compensate officers on a basis which reflects industry practice but which also considers corporate objectives and performance. Base salaries are established by reference to competitor practice, and the Corporation tends to pay its executives at an average rate compared with other North American precious metal producers of equal size. The cash bonus plan is aligned to short-term objectives and performance. The Corporation's share incentive plan is used as a long-term compensation technique and aligns management's objectives with those of the shareholders. Monitoring reserves is an ongoing discipline and the Corporation relies on its executives to build reserves over time and facilitate future production and other long term goals designed to create value for the shareholders.

     The Committee is of the view that the compensation practices followed for 1999 have achieved an equitable balance between compensating executives and managing the business of the Corporation for all shareholders.

John Gilray Christy, Chairman
Pierre Choquette, Monica E. Sloan, R. Geoffrey P. Styles

PERFORMANCE GRAPH

     The following graph, expressed in U.S. dollars, compares over five years the percentage change in the cumulative return to a holder of common shares in the Corporation with the cumulative performance of the S & P 500 Index, The Toronto Stock Exchange Gold Index and the price of gold. The graph assumes an investment of U.S.$100 on December 31, 1994 and the reinvestment of dividends paid during the five year period.

                                      [GRAPH]

        ECHO BAY    LONDON PM     TSE     S&P      LONDON    BASE YEAR     C$ TSE    BASE YEAR
YEAR     COMMON        FIX        GOLD    500      PM FIX    COMPARISON     GOLD     COMPARISON
-----------------------------------------------------------------------------------------------
1994     100.0        100.0      100.0    100.0     383        100.0       13,463      100.0
1995      97.2        101.0      109.4    137.6     387        101.0       14,732      109.4
1996      63.4         96.3       84.0    169.2     369         96.3       11,303       84.0
1997      23.3         76.4       47.4    225.6     293         76.4        6,379       47.4
1998      16.8         74.6       44.0    290.1     286         74.6        5,921       44.0
1999      11.4         75.7       36.2    351.1     290         75.7        4,875       36.2

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

     John F. McOuat is a director, officer and shareholder of Watts, Griffis and McOuat Limited ("WGM") which, from time to time, performs professional consulting services for the Corporation and affiliates. In 1991 certain affiliates of WGM sold their working interest in the Alaska-Juneau property to the Corporation for cash and other consideration. Notwithstanding the Corporation's decision to proceed no further with development of the Alaska-Juneau property and write it off, the Corporation was obligated to continue making annual payments of Can.$500,000 to the WGM affiliates. The final payment was made on January 27, 2000. The interest of Mr. McOuat and members of his immediate family in this transaction, whether direct or indirect, is approximately 30 percent.

INDEBTEDNESS OF MANAGEMENT

     The Corporation has made loans available to certain persons employed by the Corporation or an affiliate to assist with employee relocation. The loans are for five years with an interest rate of nine percent per annum but for the first three years the interest is rebated to the employee. At the end of three years, interest at the lower of nine percent or the applicable federal rate for short-term loans determined pursuant to the U.S. Internal Revenue Code will be payable monthly until maturity. At maturity the loans may be renegotiated for a further five-year period.

     The following table shows, in United States dollars, the particulars of indebtedness by officers in excess of U.S.$60,000 for the period January 1, 1999 to March 3, 2000:

---------------------------------------------------------------------------------------------------
                                                                       BALANCE
                                                    MAXIMUM         OUTSTANDING AT
NAME             CAPACITY    NATURE OF LOAN    BALANCE IN PERIOD     MARCH 3, 2000    INTEREST RATE
---------------------------------------------------------------------------------------------------
R. L. Leclerc    Chairman        Housing           $140,134            $140,134           9.00
---------------------------------------------------------------------------------------------------

APPOINTMENT OF AUDITORS

     The persons named in the enclosed form of proxy intend to vote for the appointment of Ernst & Young as the auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young have been the auditors of the Corporation since 1985. One or more members of the auditors will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

1999 ANNUAL REPORT

     The annual report for the year 1999, including financial statements and other information with respect to the Corporation, has been mailed to each shareholder. Additional copies of the annual report may be obtained by writing to the Corporation.

2001 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before February 16, 2001.

     The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.

     Dated at Edmonton, Alberta, Canada this 3rd day of March 2000.


                                    Lois-Ann L. Brodrick
                                    Vice President and Secretary

                               ECHO BAY MINES LTD.
                               1210 Manulife Place
                                10180-101 Street
                            Edmonton, Alberta, Canada
                                     T5J 3S4

ECHO BAY MINES LTD.

PLEASE PUT MY NAME ON THE ECHO BAY SUPPLEMENTAL MAILING LIST.          278751102
Name:

________________________________________________________________________________
Street:                                                   Suite or Apt.No.:

________________________________________________________________________________
City:                        Province/State:               Postal/Zip Code:


   REMOVE PERFORATED SIDES, FOLD DOWN AND SEAL TO MAKE SELF ADDRESSED ENVELOPE



                                                                           PROXY
ECHO BAY MINES LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON THE 17TH DAY OF MAY 2000
The undersigned shareholder of Echo Bay Mines Ltd. appoints Robert Leigh Leclerc, or failing him Lois-Ann L. Brodrick or instead of them or either of them __________________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Annual General Meeting of Shareholders to be held on the 17th day of May 2000, and at any adjournment of the meeting, with the same power the undersigned would have if the undersigned were present at the meeting, or any adjournment of the meeting and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified.

1. to vote FOR / / or WITHHOLD vote / / on the election of the following persons as directors: John Norman Abell, Latham Cawthra Burns, Pierre Choquette, John Gilray Christy, Peter Clarke, Robert Leigh Leclerc, John Frederick McOuat, Monica Elizabeth Sloan and Richard Geoffrey Pentland Styles, and;

2. to vote FOR / / or WITHHOLD vote / / on the appointment of Ernst & Young as auditors.

     _________________________________________________________
     DATED:                                               2000

     ___________________________________________________________________________
     SIGNATURE OF SHAREHOLDER

(1) IF A SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY OF THE MATTERS, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR OR WITHHELD FROM VOTING IN RESPECT OF THE MATTER ON ANY BALLOT THAT MAY BE CALLED FOR. WITH RESPECT TO THE ELECTION OF DIRECTORS, A SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE, BUT VOTE FOR THE ELECTION OF THE OTHER NOMINEES BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY PARTICULAR NOMINEE AND CHECKING THE "VOTE FOR" BOX.
(2) IF THIS PROXY IS NOT DATED IN THE PROVIDED SPACE, IT WILL BE DEEMED TO BEAR THE DATE ON WHICH IT IS MAILED BY THE PERSON MAKING THE SOLICITATION.

INSTRUCTIONS:
If you are unable to attend the Annual General Meeting of Shareholders in person, please fill in and sign the proxy (above) and return it in this resealable self addressed envelope.

                    1.   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                         AND THE MANAGEMENT OF THE CORPORATION.
                    2. If a shareholder wishes to be represented at the meeting by proxy, the proxy must be dated and executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized.
                    3. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE
                         APPOINTMENT OF AUDITORS. This form of proxy confers discretionary authority with respect to any amendments to matters identified in the notice of meeting or other matters that may properly come before the meeting.
                    4.   A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON
                         OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY TO ATTEND AND ACT ON BEHALF OF THE SHAREHOLDER AT THE MEETING. THE PERSON NEED NOT BE A
                         SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the person or by completing another proper form of proxy.

               REMOISTEN THIS GLUE STRIP, FOLD AND SEAL THIS SELF
                  ADDRESSED ENVELOPE

                NOTICE TO SHAREHOLDERS OF ECHO BAY MINES LTD.

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       Within a month of each quarter end, Echo Bay issues a detailed news release on the operating results. Shareholders may access highlights of this news release within minutes of its release through services such as Dow Jones and Reuters or Echo Bay (www.echobay.com). A copy of the press release will be available on the Echo Bay Internet site within 24 hours of release.

-------------------------------------------------------------------------------

          If you wish to receive the quarterly financial statements of
          Echo Bay Mines Ltd. please complete and return this card with the proxy or detach and return to:
                               ECHO BAY MINES LTD.
                      C/O MONTREAL TRUST COMPANY OF CANADA,
                        8TH FLOOR, 151 FRONT STREET WEST,
                            TORONTO, ONTARIO M5J 2N1.

-------------------------------------------------------------------------------

     IF THIS CARD IS NOT RETURNED, YOU WILL NOT RECEIVE QUARTERLY FINANCIAL
                                  STATEMENTS.